PRESS RELEASE

CBAK Battery Reports Second Quarter Fiscal 2007 Financial Results

Shenzhen, China - May 7, 2007 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK) today announced financial results for the second quarter of fiscal 2007 (“FY07”) and six months ended March 31, 2007.

Recent Achievements and Highlights
•	Net cash provided by operating activities for the quarter ended March 31, 2007 increased to $7.5 million.
•	Restructured operations into three main business units to maximize resources and increase efficiency.
•	Recruited two world class specialists to improve yield and quality of cylindrical cells.
•	Announced plans to open a North American based technical liaison office.
•
Completed a successful development of a new product designed for mining applications. The newly formulated cylindrical cells have passed the safety tests of the Quality Supervision & Testing Center of Chemical and Physical Power Sources of Ministry of Information.

Second Quarter FY07 Financial Results

Net revenues for the second quarter of FY07 were $29.5 million, down 22.7% from $38.2 million in the second quarter of fiscal 2006 (FY06). The decline was primarily due to lower sales volume in prismatic cells for mobile phone applications. During the quarter the company had announced certain price increases on these products. Revenues from steel-case cells declined 60.1% to $7.6 million and revenues from aluminum-case cells declined 16.4% to $11.9 million in the second quarter of FY07. Revenues from high power lithium phosphate cells increased 211.4%. Revenues from cylindrical cells were 20 times higher than the second quarter of FY06, and revenues from polymer cells increased 270.6% over the same period.

Gross profit for the second quarter of FY07 was $6.1 million, down 49.8% from $12.2 million in the second quarter of FY06. Gross margin was 20.8% in the second quarter of FY07, compared to 32.0% in the year ago period. The decline in gross margin was the result of lower revenues combined with higher raw materials costs, especially lithium cobalt dioxide, which increased approximately 30%-40% in the March quarter.

Commenting on the quarter, Xiangqian Li, China BAK’s chief executive officer, said, “The second quarter of fiscal 2007 was a difficult quarter for BAK. We faced steep increases in the cost of raw materials, and like many of our competitors, we attempted to recover part of these cost increases through price action, but we were not successful in doing so. The result was an overall decline in the total number of units sold of approximately 40%. The combination of lower sales volume and higher costs severely impacted our profitability this quarter.”

“We implemented several initiatives in an effort to mitigate the impact of the current market conditions on our financial results and we are developing strategies to improve the company’s performance going forward. We have begun to increase the use of lower cost alternative materials for use in our prismatic and lithium ion cylindrical cells, and have implemented more flexible pricing policies for our steel-case cells in an effort to increase sales volume. These policies are already working, and we have seen a strong increase in the volume of prismatic cells sold in the month of April.

“We also restructured our operations along our three main lines of business. The new vertically-integrated structure links production to sales and should allow our business units to operate more efficiently and improve business development and sales activities.”

Operating expenses totaled $4.1 million during the second quarter of FY07, up 9.4% from $3.8 million in the second quarter of FY06. Research and development expenses increased from $0.5 million to $0.9 million, primarily due to the addition of new staff members and an increase in the number of research projects in process. Sales and marketing expenses decreased to $1.1 million, or 3.6% of revenues, from $1.3 million, or 3.4% of revenues, in the second quarter of FY06. General and administrative expenses increased 6.2% to $2.2 million, as a result of increased salaries due to additional staff as well as increased average salary, and increased depreciation expenses due to increased fixed assets. General and administrative expenses also include $563,000 in liquidated damages related to the consequent unavailability of the registration statement on Form S-1 after the filing of the company’s annual report on Form 10-K for fiscal 2006 in connection with the company’s September 2005 equity offering.

Operating income for the second quarter of FY07 was $2.0 million, down 76.3% from $8.5 million reported a year ago. Operating margin for the second quarter of FY07 was 6.8%, as compared to 22.1% in the same quarter of FY06.

Net income was $0.4 million in the second quarter of FY07, down 94.2% from $7.6 million in the second quarter of FY06. Diluted earnings per share for the second quarter of FY07 were $0.01, down from $0.15 per diluted share in the same period of FY06.

Six Months FY07 Financial Results

For the six months ended March 31, 2007, revenues increased 12.9% to $72.6 million, compared to $64.3 million for the half of FY06. Gross profit was $14.3 million, down 25.8% from $19.3 million in the first half of FY06. Operating income was $5.6 million, down 52.4% from $11.7 million in the first half of FY06. Operating margin was 7.7%, as compared to 18.1% in the first half of FY06. Net income was $4.0 million, down 62.6% from $10.7 million in the first half of FY06. Diluted earnings per share were $0.08, compared to $0.22 per diluted share in the first half of FY06.

Financial Condition

At March 31, 2007, China BAK had $14.8 million in cash and working capital of $2.4 million, reflecting a current ratio of 1.02:1. The company generated $7.5 million in cash flow from operating activities during the quarter. Total debt, including short-term bank loans, bills payable and long-term debt stood at $109.2 million and stockholders’ equity totaled $124.8 million at quarter end. At quarter end, the company had $110.5 million available under its credit facilities.

Business Outlook

“We are currently in the process of implementing long-term business strategies in each of our reorganized business units. These include adding key members to our manufacturing engineering staff to help increase product quality and yield, strengthening our management team, developing more high value-added products and penetrating the global OEM market. We are also increasing our investment in R&D to ensure that we maintain the highest technological standards and product quality,” Mr. Li stated. “The ultimate purpose of these strategies is to increase our long-term profitability. Although we expect to see modest improvement in the next quarter, we anticipate it will be about three quarters before these strategies flow through to our financial results.”

Conference Call

The company will host a conference call at 9:00 am ET on Tuesday, May 8, 2007, to discuss results for the second quarter of fiscal 2007 ended March 31, 2007. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Yongbin Han, Chief Financial Officer and Dr. Huanyu Mao, China BAK's Chief Operating Officer and Chief Technology Officer. Also participating on the call will be Jim Groh, the company's U.S. based representative and Crocker Coulson of CCG Elite, the company’s investor relations firm. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. The pass code for the call is 66698628. If you are unable to participate in the call at this time, a replay will be available on Tuesday, May 8 at 11:00 a.m. ET, through Tuesday, May 15, at 12:00 a.m. ET. To access the replay dial (888) 286-8010 and enter the conference ID number 85666520. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the CBAK website at http://www.bak.com.cn. To listen to the live webcast, please go to the CBAK website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on CBAK's website for 90 days.

About China BAK Battery Inc.
China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in China and in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

Safe Harbor Statements
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “should,” "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Company Contact:
Jim Groh
Tel: +1-843-277-0024
Email: jim@BAKbattery.com

Or
Investor Relations Contact:
Crocker Coulson
Tel: +1- 646-213-1915
Email: crocker.coulson@ccgir.com

Or
Elaine Ketchmere
Tel: +1-310-477-9800, ext. 119
Email: elaine.ketchmere@ccgir.com

-Financial Tables Follow-

China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the three and six months ending March 31, 2007 and 2006
(Amounts in thousands U.S. dollars, except per share data; unaudited)

	Three months ended March 31,		Six months ended March 31,
	2007	2006	2007	2006

Net revenues	$29,529	$38,220	$72,611	$64,323
Cost of revenues	(23,383)	(25,977)	(58,268)	(45,005)
Gross profit	6,146	12,243	14,343	19,318

Operating expenses:
Research and development costs	(928)	(464)	(1,565)	(959)

Sales and marketing expenses	(1,064)	(1,297)	(2,107)	(2,501)
General and administrative expenses	(2,152)	(2,026)	(5,113)	(4,188)

Total operating expenses	(4,144)	(3,787)	(8,785)	(7,648)

Operating income	2,002	8,456	5,558	11,670

Finance costs, net	(1,164)	(515)	(2,065)	(696)
Gain on trading securities	-	-	-	279
Other income / (expenses)	(240)	(34)	692	(38)
Income before income taxes	598	7,907	4,185	11,215

Income taxes	(158)	(353)	(163)	(469)
Net income	$440	$7,554	$4,022	$10,746
Other comprehensive income
- Foreign currency translation adjustment	1,150	665	2,694	887
Comprehensive income	$1,590	$8,219	$6,716	$11,633

Net income per share:
-Basic	$0.01	$0.15	$0.08	$0.22
-Diluted	$0.01	$0.15	$0.08	$0.22
Weighted average number of
ordinary shares:
-Basic	48,889	48,878	48,888	48,878
-Diluted	49,419	49,288	49,074	48,978

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China BAK Battery Inc. and Subsidiaries
Consolidated interim consolidated balance sheets
As of September 30, 2006 and March 31, 2007
(Amounts in thousands of U.S. dollars)

	March 31,	September 30,
	2007	2006
Assets	(unaudited)
Current assets
Cash and cash equivalents	$14,840	$21,100
Pledged deposits	9,101	12,972
Trade accounts receivable, net	56,515	64,332
Inventories	54,469	47,389
Prepayments and other receivables	1,152	1,134
Total current assets	136,077	146,927

Property, plant and equipment, net	123,825	109,406
Lease prepayments, net	16,842	3,161
Intangible assets, net	72	75
Deferred tax assets	106	86

Total assets	$276,922	$259,655

Liabilities
Current liabilities
Short-term bank loans	$71,759	$67,900
Accounts and bills payable	43,020	48,316
Accrued expenses and other payables	18,885	25,881
Share-based payment liabilities	-	3,625
Total current liabilities	133,664	145,722

Long-term bank loans	18,101	-
Deferred tax liabilities	319	305

Total liabilities	152,084	146,027

Shareholders' equity
Ordinary shares US$0.001 par value; 100,000,000 authorized; 48,885,896 and 48,893,396 issued and outstanding as of September 30, 2006 and March 31, 2007 respectively	49	49
Additional paid-in-capital	72,620	68,127
Statutory reserves	6,474	5,792
Retained earnings	39,553	36,212
Accumulated other comprehensive income	6,142	3,448

Total shareholders' equity	124,838	113,628
Total liabilities and shareholders' equity	$276,922	$259,655

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China BAK Battery Inc. and Subsidiaries
Consolidated interim consolidated statements of cash flows
For the Six Months Ended March 31, 2007 and 2006
(Amounts in thousands U.S. dollars, except per share data; unaudited)

	Six Months Ended March 31,
	2007	2006

Cash flow from operating activities
Net income	$4,022	$10,746
Adjustments to reconcile net income to net cash provided by / (used in ) operating activities:
Depreciation and amortization	4,257	2,675
Bad debt expense	(365)	678
Share-based compensation	868	1,416
Deferred income tax	(11)	9
Changes in operating assets and liabilities:
Trade accounts receivable	9,607	(14,419)
Inventories	(5,990)	(24,220)
Prepayments and other receivables	145	(745)
Accounts and bills payable	(6,802)	14,219
Accrued expenses and other payables	(382)	1,650

Net cash provided by / (used in) operating activities	$5,349	$(7,991)

Cash flow from investing activities
Purchases property, plant and equipment	(22,886)	(14,962)
Payment of lease prepayment	(13,665)	-
Purchases of intangible assets	(5)	(2)

Net cash used in investing activities	$(36,556)	$(14,964)

Cash flow from financing activities
Proceeds from borrowings	$65,750	$30,184
Repayment of borrowings	(45,392)	(26,819)
Increase / (decreased) in pledged deposits	4,150	(5,853)
Amounts received from related parties	-	272

Net cash provided by / (used in) financing activities	$24,508	$(2,216)

Effect of exchange rate changes on cash and cash equivalents	439	38
Net decrease in cash and cash equivalents	(6,260)	(25,133)
Cash and cash equivalents at the beginning of period	21,100	33,056
Cash and cash equivalents at the end of period	14,840	7,923

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